Exhibit 4.6

GRANT OF

SECURITY INTEREST IN PATENT RIGHTS

This GRANT OF SECURITY INTEREST IN PATENT RIGHTS (“Agreement”), effective as of May 26, 2006 is made by UNIFI, INC., a New York corporation, located at 7201 West Friendly Avenue, Greensboro, NC 27410 (the “Issuer”), in favor of U.S. Bank National Association, located at 60 Livingston Avenue, St. Paul, MN 55107, as collateral agent (the “Agent”) in connection with the Indenture, dated as of May 26, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the guarantors party thereto and the Agent, as trustee.

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture (as amended, modified or supplemented from time to time, the “Indenture”), the Issuer has issued its 11 1/2% Senior Secured Notes due 2014, and may issue from time to time additional notes in connection with the provisions of the Indenture (as the same may be amended, restated, replaced, supplemented, substituted, or otherwise modified from time to time, collectively, the “Notes”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the Indenture, the Issuer has executed and delivered a Security Agreement, dated as of May 26, 2006, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Issuer pledged and granted to the Agent for the benefit of the secured parties thereunder (the “Secured Parties”) a continuing security interest in all Intellectual Property, including the Patents; and

WHEREAS, the Issuer has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer agrees, for the benefit of the Agent and the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Indenture and the Security Agreement.

SECTION 2. Grant of Security Interest. The Issuer hereby pledges and grants a continuing security interest in, and a right of setoff against, and agrees to assign, transfer and convey, upon demand made upon the occurrence and during the continuance of an Event of Default without requiring further action by either party and to be effective upon such demand, all of the Issuer’s right, title and interest in, to and under the Patents (including, without limitation, those items listed on Schedule A hereto) (collectively, the “Patent Collateral”), to the Agent for the benefit of the Secured Parties to secure payment, performance and observance of the Secured Obligations.

SECTION 3. Purpose. This Agreement has been executed and delivered by the Issuer for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Agent for the benefit of the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Agent thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Acknowledgment. The Issuer does hereby further acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Indenture and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers on this 26th day of May, 2006.

UNIFI, INC. as Issuer

By:	CHARLES F. MCCOY
Name:	Charles F. McCoy
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION as Agent

By:	R PROKOSCH
Name:	Richard Prokosch
Title:	Vice President

ACKNOWLEDGMENT OF ISSUER

STATE OF NY	)
) ss
COUNTY OF NY	)

On the 25 day of May, 2006, before me personally came Charles F. McCoy, who is personally known to me to be the Vice President of UNIFI, INC., a New York corporation; who, being duly sworn, did depose and say that she/he is the Vice President in such corporation, the corporation described in and which executed the foregoing instrument; that she/he executed and delivered said instrument pursuant to authority given by the Board of Directors of such corporation; and that she/he acknowledged said instrument to be the free act and deed of said corporation.

GITA TIKU Notary Public, State of New York No. 01TI6133463 Qualified in New York County Commission Expires September 19, 2009	GITA TIKU Notary Public (PLACE STAMP AND SEAL ABOVE)

ACKNOWLEDGMENT OF AGENT

STATE OF NY	)
) ss
COUNTY OF NY	)

On the 25 day of May, 2006, before me personally came Richard Prokosch, who is personally known to me to be the Vice President of U.S. BANK NATIONAL ASSOCIATION, a national banking association; who, being duly sworn, did depose and say that she/he is the Vice President in such national banking association, the national banking association described in and which executed the foregoing instrument; that she/he executed and delivered said instrument pursuant to authority given by the Board of Directors of such national banking association; and that she/he acknowledged said instrument to be the free act and deed of said national banking association.

GITA TIKU Notary Public, State of New York No. 01TI6133463 Qualified in New York County Commission Expires September 19, 2009	GITA TIKU Notary Public (PLACE STAMP AND SEAL ABOVE)

SCHEDULE A

U.S. Patents and Patent Applications

Patent Title	Patent or Patent Application Number
Continuous Constant Tension Air Covering	11/076,441
Method for Forming Polyester Yarns	11/259,447